Exhibit 99.1

A Leading Manufacturer of Protective Materials for High Reliability Applications

CHASE CORPORATION ANNOUNCES FIRST QUARTER RESULTS

REVENUES OF $53.4 MILLION

EARNINGS PER SHARE OF $0.39

Bridgewater, MA — January 8, 2013 — Chase Corporation (NYSE MKT: CCF) today reported revenues of $53.4 million for the quarter ended November 30, 2012.  This represents an increase of $21.3 million or 66% compared to $32.1 million in the first quarter of last fiscal year.  The first fiscal 2013 quarter included revenues of $19.0 million from the Company’s NEPTCO acquisition (of which $3.4 million related to the NEPTCO Joint Venture) which was acquired in June 2012.  Net income attributable to Chase Corporation of $3.54 million increased $1.21 million or 52% from $2.33 million in the prior year period.  Earnings per diluted share of $0.39 in the first quarter of fiscal 2013 represented an increase of $0.13 compared to $0.26 per share in fiscal 2012.   Included in the current quarter results are charges totaling $0.92 million relating to the step up in fair value of inventory and defined benefit plan settlement costs.

Peter R. Chase, Chairman and Chief Executive Officer commented:  “Our first quarter performed as expected on both top and bottom lines.  This is, of course, a significant improvement from the previous year driven by growth in electronic coatings, PaperTyger, a C.I.M. project and the contributions from NEPTCO, Inc., our June 2012 acquisition.

Strategic focus has been consistent with emphasis on a) plant consolidation and investment in manufacturing process, b) organization restructure, c) coordinated marketing and product development and d) M&A efforts.

At the end of November the transfer of production from Randolph to Oxford and Pittsburgh was completed.  The careful planning and detailed execution paid off in a successful transition.  This follows the previous moves from Webster and Paterson to Oxford and Taylorsville.  All affected production lines went through a thorough re-engineering as part of the project.  We are now seeing the results in improved efficiency, higher quality and a better ability to meet increasing safety and environmental requirements.

In addition, our organization has been revamped.  Global business unit directors head both industrial materials and construction materials with responsibility for integration with operations, quality, engineering and R&D, utilizing cross functional teams.  The system is robust and allows us to leverage talent across all product areas.  This structure has also spurred a market-focused business approach supported by increased product development.

While the completion of the NEPTCO integration is our top priority, the search for high quality acquisition candidates continues in earnest.  Experience has taught us that opportunities in our size range and market areas often take time and patience to be successful.  We are fully committed to the program.

As we move ahead it is good to keep in mind that the upcoming second fiscal quarter has historically generated lower results for many product lines especially in the construction area.  While the global economy remains a challenge we believe we are positioned well to take advantage of market opportunities, continue to build value and have a successful year.”

The following table summarizes the Company’s financial results for the quarters ended November 30, 2012 and 2011.

	For the Three Months Ended
	November,
All figures in thousands, except per share figures	2012	2011

Revenues	$53,400	$32,130

Costs and Expenses
Costs of products and services sold	37,271	21,999
Selling, general and administrative expenses	10,539	6,992

Operating income	5,590	3,139

Other income (expense)	(293)	441

Income before income taxes	5,297	3,580

Income taxes	1,820	1,253

Net income	$3,477	$2,327

Addback net loss attributable to non-controlling interest	63	—

Net income attributable to Chase Corporation	$3,540	$2,327

Net income per diluted share	$0.39	$0.26

Weighted average diluted shares outstanding	8,928	8,761

Reconciliation to adjusted EBITDA
Net income attributable to Chase Corporation	$3,540	$2,327
Interest expense	362	36
Income taxes	1,820	1,253
Depreciation expense	1,508	676
Amortization expense	1,217	571
EBITDA	$8,447	$4,863

Cost of sale of inventory step up	564	—
Defined benefit plan settlement costs	352	—

Adjusted EBITDA	$9,363	$4,863

In the quarter ending November 30, 2011, other income included a gain of $0.43 million recognized on deposit payments previously received on the sale of the Company’s Evanston, IL property.  The Company subsequently took back control and ownership of this leased asset which it had previously sold under a seller financing arrangement.

As of November 30, 2012, the Company’s working capital was $54.5 million, including cash on hand of $15.4 million. The outstanding balance of the Company’s unsecured term debt is $68.6 million.  The Company’s $15 million line of credit is fully available.

Contact:
Paula Myers
Shareholder & Investor Relations Department
Phone:	508.819.4219
E-mail:	investorrelations@chasecorp.com
Website:	www.chasecorp.com

Chase Corporation, founded in 1946, is a leading manufacturer of protective materials for high reliability applications throughout the world.

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential” among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  In order to comply with the terms of the “safe harbor,” the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company’s business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products;  the Company’s ability to successfully integrate acquired operations; rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.